Exhibit 99.1

FOR IMMEDIATE RELEASE

NICOLET BANKSHARES, INC. ANNOUNCES FIRST QUARTER 2016 EARNINGS

•	$2.7 million net income, compared to $2.8 million for fourth quarter 2015 and $3.1 million for first quarter 2015
•	$0.57 earnings per diluted common share, compared to $0.64 for fourth quarter 2015 and $0.70 for first quarter 2015
•	$24.36 book value per common share, up 4% over December 31, 2015 and 10% over a year ago

Green Bay, Wisconsin, April 19, 2016 – Nicolet Bankshares, Inc. (NASDAQ: NCBS) (“Nicolet”) announces first quarter 2016 net income of $2.7 million, and net income available to common shareholders was $0.57 per diluted common share, compared to $2.8 million and $0.64, respectively, for fourth quarter 2015. A year ago, first quarter net income was $3.1 million and earnings per diluted common share were $0.70.

“Our earnings continue to provide a sound base return to our shareholders as we navigate toward the closure of the Baylake merger.” said Bob Atwell, Chairman and CEO of Nicolet. “With all regulatory and shareholder approvals now in place, the merger is scheduled to consummate on April 29 and Baylake branches will open on Monday, May 2 under the Nicolet brand.”

“In January 2016 we announced a strategic purchase of a financial advisory business, a portion of which is reflected in our first quarter results,” Atwell said. “The final phase of this private transaction was completed in April and will be part of our second quarter results. Keeping our eyes on opportunity includes upfront investment, which will materialize into stronger contribution in this important revenue area as we fulfill the wealth management needs of our customers.”

“We believe current and prospective shareholders are watching how we are progressing strategically,” Atwell commented. “We began trading on Nasdaq in late February, daily trading volume has grown, and our March 31, 2016 closing stock price of $38.85 was a 52-week high for Nicolet, representing a 1.59 multiple of our book value per share.”

As of March 31, 2016, total assets were $1.24 billion, loans were $889 million (up $12 million or 1% over year end 2015), and deposits were $1.08 billion (up $25 million or 2% over year end 2015). Asset quality metrics remained steady and strong at March 31, 2016, with nonperforming assets to total assets at 0.39%, allowance for loan losses to loans at 1.18%, and annualized net charge offs at 0.10% for the first quarter of 2016.

Total capital was $114.6 million at March 31, 2016, comprised of $12.2 million preferred and $102.4 million common equity. Common equity increased $5.1 million since year end 2015, largely due to retained earnings and new common stock issued in connection with the financial advisory business purchase. Book value per common share was $24.36, 4% higher than at year end 2015, with outstanding shares growing 1% over the same quarter. Tangible common equity to tangible assets was 7.88% at March 31, compared to 7.72% at December 31, 2015.

Beginning March 1, 2016, the annual dividend rate on our preferred stock moved from 1% to 9% in accordance with its contractual terms, and in advance of such increase, Nicolet redeemed half of its then outstanding preferred stock in September 2015. Dividends paid on preferred stock, which impact diluted earnings per common share, were $112,000 for first quarter 2016, and $30,500 and $61,000, for the fourth and first quarters of 2015, respectively, varying with the changes in the preferred stock outstanding and the dividend rate.

Net income was $2.7 million for the first quarter of 2016, similar to $2.8 million in fourth quarter 2015. Net interest income held steady at $10.7 million for both quarters despite fewer earning days, benefiting mostly from lower interest expense from deposit rate changes made in December 2015. Excluding net gains (losses) on sale or writedown of assets for both periods, noninterest income was $3.9 million for both quarters. The provision for loan losses was unchanged at $450,000 for first quarter 2016 and fourth quarter 2015, given no significant changes in asset quality levels. Excluding direct merger-related costs recorded in both periods, noninterest expense was unchanged at $9.6 million for both quarters.

About Nicolet Bankshares, Inc.

Nicolet Bankshares, Inc. is the bank holding company of Nicolet National Bank, a growing, full-service, community bank providing services ranging from commercial and consumer banking to wealth management and retirement plan services. Founded in Green Bay in 2000, Nicolet National Bank operates branches in Northeast and Central Wisconsin and the upper peninsula of Michigan. More information can be found at www.nicoletbank.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities law. Statements in this release that are not strictly historical are forward-looking and based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will”, “expect”, “believe” and “prospects”, involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statement made herein. These risks and uncertainties include, but are not limited to, general economic trends and changes in interest rates, increased competition, regulatory or legislative developments affecting the financial industry generally or Nicolet specifically, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally or Nicolet specifically, the uncertainties associated with newly developed or acquired operations and market disruptions. Nicolet undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

Nicolet Bankshares, Inc.

Consolidated Financial Summary (Unaudited)

	At or for the Three Months Ended
(In thousands, except per share data)	3/13/2016	3/31/2015	12/31/2015
Results of operations:
Interest income	$12,429	$12,744	$12,463
Interest expense	1,690	1,741	1,812
Net interest income	10,739	11,003	10,651
Provision for loan losses	450	450	450
Net interest income after provision for loan losses	10,289	10,553	10,201
Gain (loss) on sale or writedown of assets, net	(5)	211	684
Other noninterest income	3,883	3,859	3,875
Nointerest expense	10,018	9,802	10,273
Income before income taxes	4,149	4,821	4,487
Income tax expense	1,449	1,708	1,637
Net income	2,700	3,113	2,850
Net income attributable to noncontrolling interest	46	33	31
Net income attributable to Nicolet Bankshares, Inc.	2,654	3,080	2,819
Preferred stock dividends	112	61	30
Net income available to common equity	$2,542	$3,019	$2,789
Earnings per common share:
Basic	$0.61	$0.75	$0.70
Diluted	0.57	0.70	0.64
Common Shares:
Basic weighted average	4,182	4,031	4,017
Diluted weighted average	4,456	4,307	4,383
Outstanding	4,204	4,021	4,154
Year-End Balances:
Loans	$888,708	$879,806	$877,061
Allowance for loan losses	10,530	9,537	10,307
Investment securities available-for-sale, at fair value	174,470	171,946	172,596
Total assets	1,244,035	1,204,402	1,214,439
Deposits	1,081,472	1,040,778	1,056,417
Common equity	102,415	89,248	97,301
Stockholders’ equity	114,615	113,648	109,501
Book value per common share	24.36	22.20	23.42
Average Balances:
Loans	$885,037	$888,892	$884,759
Earning assets	1,127,171	1,098,934	1,097,606
Total assets	1,226,365	1,200,064	1,195,166
Deposits	1,065,249	1,039,716	1,037,574
Interest-bearing liabilities	880,229	879,614	844,070
Common equity	100,507	88,153	94,257
Stockholders’ equity	112,707	112,553	106,457
Financial Ratios:
Return on average assets	0.87%	1.04%	0.94%
Return on average common equity	10.17%	13.89%	11.74%
Average equity to average assets	9.19%	9.38%	8.91%
Net interest margin	3.87%	4.10%	3.92%
Stockholders’ equity to assets	9.21%	9.44%	9.02%
Net loan charge-offs to average loans (annualized)	0.10%	0.09%	0.07%
Nonperforming loans to total loans	0.50%	0.59%	0.40%
Nonperforming assets to total assets	0.39%	0.56%	0.32%
Allowance for loan losses to loans	1.18%	1.08%	1.18%